EXHIBIT 99



NEW YORK, April 29, 1998 -- American Express announced that it will no longer pursue U.S. Government card accounts for the Purchase and Travel Card business based on a reevaluation of the earnings potential of the business. American Express is one of six card issuers selected by the federal government earlier this year to bid for accounts from individual federal agencies. American Express is currently the government's travel card provider under an agreement that expires on November 30, and its activities with that program will not be affected.

"The current pricing arena for these programs does not make good business sense for American Express," said Ed Gilligan, President, American Express Corporate Services.

The company has informed the General Services Administration, which included American Express on its Master Award, permitting issuers to bid on individual agency card programs.

American Express provides travel agency services to federal government agencies, and provides both Corporate Card and travel agency services to state and local governments, as well as to governments outside the U.S. The decision announced today does not affect these relationships, nor does it affect the Company's relationships with government agencies that accept American Express Cards for payment.

American Express Corporate Services provides travel, purchasing and expense management solutions to mid-sized and large companies. It counts more than 75 percent of the Fortune 500 among its clients, using American Express for business travel services, Corporate Card or Corporate Purchasing Card programs.

American Express is a worldwide travel, financial and network services company founded in 1850. It is a leader in charge and credit cards, Travelers Cheques, travel, financial planning, investment products, insurance and international banking.